Exhibit 10.4

BROADWIND ENERGY, INC.

2012 EQUITY INCENTIVE PLAN

OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded an option to purchase shares of Common Stock of Broadwind Energy, Inc. (the “Company”), pursuant to the terms and conditions of the Broadwind Energy, Inc. 2012 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”).  Copies of the Plan and the Stock Option Agreement are attached hereto.  Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:

You have been awarded an Incentive Stock Option to purchase from the Company [                                  ] shares of its Common Stock, par value $0.001 per share, subject to adjustment as provided in Section 3.4 of the Agreement. Notwithstanding the foregoing, to the extent the option does not qualify as an Incentive Stock Option under the Code or the Treasury regulations promulgated thereunder, such option shall constitute a Nonqualified Stock Option.

Option Date:	,

Exercise Price:	$ per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Vesting Schedule:

Except as otherwise provided in the Plan, Agreement or any other agreement between the Company and Optionee, the Option shall vest                                                                                                                                                                                                                                                  , provided you remain continuously employed by the Company through such date.

Expiration Date:

Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., Central time, on the tenth anniversary of the Option Date.

Restrictive Covenant:

You acknowledge that you will be subject to the restrictive covenants set forth in Section 3.6 of the Agreement and that, by accepting this Option, you agree that such covenants are reasonable with respect to their duration and scope and further acknowledge that the restrictions are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company, and that such restrictions were a material inducement to the Company to grant this

Option.  In the event of any violation or threatened violation of these restrictions, any and all of your rights under this Option, whether unvested or vested, shall be forfeited and shall immediately terminate and shall thereafter be void.

BROADWIND ENERGY, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Broadwind Energy, Inc. at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

BROADWIND ENERGY, INC.

ATTENTION:  GENERAL COUNSEL

47 EAST CHICAGO AVENUE, SUITE 332

Naperville, IL  60540

2

BROADWIND  ENERGY, INC.
2012 EQUITY INCENTIVE PLAN

Stock Option Agreement

Broadwind Energy, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Broadwind Energy, Inc. 2012 Equity Incentive Plan (the “Plan”), an option to purchase from the Company the number and class of shares of stock set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.                                      Option Subject to Acceptance of Agreement.  The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company.

2.                                      Time and Manner of Exercise of Option.

2.1.                            Maximum Term of Option.  In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.                            Vesting and Exercise of Option.  The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”).  The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a)                                 Termination as a Result of Optionee’s Death or Disability.  If Optionee’s employment with the Company terminates by reason of Optionee’s death or Disability, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date.

(b)                                 Termination by the Company Other than for Cause, Death or Disability or by the Optionee.  If Optionee’s employment with the Company terminates by reason of (i) the Company’s termination of Optionee’s employment for any reason other than for Cause, death or Disability or (ii) Optionee’s resignation from employment for any reason, the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(c)                                  Termination by Company for Cause.  If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d)                                 Death Following Termination.  If Optionee dies during the period set forth in Section 2.2(b), the Option shall be vested only to the extent it is vested on the date of death and may thereafter be exercised by Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

(e)                                  Change in Control.   Notwithstanding anything in the Plan or this Agreement to the contrary, if, upon or within one year of a Change in Control (as defined in the Plan), the Company or a succeeding entity terminates Optionee’s employment for any reason other than Cause, this Option shall become immediately and fully exercisable upon such Change in Control and shall remain exercisable until the earlier of (i) the Expiration Date and (ii) the date determined by the Committee in connection with the terms of the Plan (including, without limitation, upon consummation of the Change in Control, if so determined by the Committee).  If the Optionee does not exercise this Option, as the case may be, within the time specified in this Section 2.2(e), all rights of the Optionee under this Option shall be forfeited. If the Optionee exercises this Option on a date that is after the three-month anniversary of the date of his termination of employment, this Option shall be treated as a nonqualified stock option and shall no longer qualify as an Incentive Stock Option under Code Section 422.

(f)                                   Disability.  For purpose of this Option, “Disability” shall mean the Optionee’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(g)                                  Cause.  For purposes of this Option, “Cause” shall have the meaning set forth in the employment agreement, if any, between the Optionee and the Company, provided that if Optionee is not a party to an employment agreement that contains such definition, then “Cause” shall mean (i) embezzlement, misappropriation, theft or other criminal conduct, of which the Optionee is convicted, related to the property and assets of the Company, (ii) Optionee’s conviction of a felony or (iii) Optionee’s willful refusal to perform or substantial disregard of Optionee’s duties as assigned to the Optionee by the Company, as determined by the Company in its sole and absolute discretion.

2.3.                            Method of Exercise.  Subject to the limitations set forth in this Agreement, the Option may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request.  Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee.  No certificate representing a share of Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 3.3, have been paid.

2.4.                            Termination of Option.  In no event may the Option be exercised after it terminates as set forth in this Section 2.4.  The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date.  Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3.                                      Additional Terms and Conditions of Option.

3.1.                            Nontransferability of Option.  The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company.  Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2.                            Investment Representation.  Optionee hereby represents and covenants that (a) any shares of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable.  As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3.                            Withholding Taxes.  (a) As a condition precedent to the issuance of Stock upon exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option.  If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b)                                 Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3).  Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments.  Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee.  No certificate representing a share of Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

3.4.                            Adjustment.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants.  The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.  If any such adjustment would result in a fractional security being subject to the Option, the Company shall pay Optionee, in connection with the first exercise occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded down to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on such date over (B) the Exercise Price of the Option.

3.5.                            Compliance with Applicable Law.  The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.6.                            Restrictive Covenants.  (a)  During the period beginning on the date of this Option and ending one year following the termination of the Optionee’s employment with, or service to, the Company, the Optionee shall not, except with the express prior written consent of the Company:  (i) directly or indirectly, either for the Optionee, or on behalf of any of the Company’s competitors (“Competitors”): (1) induce or attempt to induce any employee, independent contractor or consultant of the Company to leave the employ of, or terminate its engagement with, the Company; or (2) in any way interfere with the relationship between the Company and any employee, independent contractor or consultant of the Company; or (ii) directly or indirectly, either for Participant, or on behalf of any of the Competitors, solicit the business of any person or entity known to the Optionee to be a customer of the Company, where the Optionee, or any person reporting to the Optionee, had an ongoing business relationship or had made substantial efforts with respect to such customer during the Optionee’s employment with, or service to, the Company.

(b)                                 Violation of Restrictive Covenant.  The Optionee, by accepting this Option, agrees that the foregoing covenants are reasonable with respect to their duration and scope.  The Optionee further acknowledges that the restrictions are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company, and that such restrictions were a material inducement to the Company to grant this Option.  In the event of any violation or threatened violation of these restrictions, any and all rights of the Optionee under this Option, whether unvested or vested, shall be forfeited and shall immediately terminate and shall thereafter be void.

3.7.                            Issuance or Delivery of Shares.  Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Article 3, the number of shares of Stock purchased against full payment therefor.  Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 3.3.

3.8.                            Option Confers No Rights as Stockholder.  Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares.  Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

3.9.                            Option Confers No Rights to Continued Employment.  In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

3.10.                     Designation of Option.  If designated in the Award Notice as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.  To the extent the Option is exercised pursuant to its terms after the period set forth in Section 422(a) of the Code or exceeds the limitation set forth in Section

422(d) of the Code (currently $100,000) or otherwise does not meet the requirements for an Incentive Stock Option under Section 422 of the Code, the Option shall not be treated as an Incentive Stock Option under Section 422.

4.                                      Miscellaneous Provisions.

4.1.                            Decisions of Board or Committee.  The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise.  Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

4.2.                            Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.3.                            Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Broadwind Energy, Inc., Attn. General Counsel, 47 East Chicago Avenue, Naperville, Illinois 60540, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.4.                            Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.5.                            Governing Law.  This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.6.                            Counterparts.  The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

4.7.                            Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.  Optionee hereby acknowledges receipt of a copy of the Plan, and by signing and returning the Award Notice to the Company, at the address stated herein, he or she agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.